Exhibit 107
Calculation of Filing Fee Table
Form 424(b)(2)
(Form Type)

UNUM GROUP
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	1	Debt	5.250% Senior Notes due 2035	457(r)	$300,000,000	99.321%	$297,963,000	0.00013810	$41,148.69
Fees Previously Paid		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
		Total Offering Amounts					$297,963,000		$41,148.69
		Total Fees Previously Paid							-
		Total Fee Offsets							-
		Net Fee Due							$41,148.69

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $297,963,000.